Exhibit 10.2

June 14, 2020

Mr. Andrei Floroiu
385 Oyster Point Boulevard
South San Francisco, CA 94080

Dear Andrei,

On behalf of Vaxart, Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment as President and Chief Executive Officer (“CEO”) of the Company, effective as of June 12, 2020 (the “Effective Date”).

1.     Term. The Company will employ you as CEO, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the date of your termination of employment as set forth in Section 10 below (the “Term”).

2.      Position and Duties. In your position as CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board. In this regard, you shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to expand its businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. You will devote your best efforts and full business time, energy and talent to serving as CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company. During the Term, you may not engage in any other employment, consulting or other business activity that would significantly interfere with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company; provided, however, that you may continue to serve as senior advisor to the chief executive officer of Agenus Inc.

3.     Board Service. During the Term you will continue to serve on the Board, subject to re-election by the Company’s stockholders. Due to your status as an insider during the Term, however, you will no longer serve on any Board committees and will not receive any non-employee director cash retainers or equity compensation under the Company’s director compensation program for your services as a director.

4.     Base Salary. During the Term, you will receive a base salary at the annual rate of $400,000, which shall be payable in regular installments in accordance with the Company’s normal payroll practices.

5.     Annual Bonus. During the Term, you shall be eligible to participate in the Company’s annual bonus program. Your “target” bonus opportunity shall be 50% of your annual base salary, which shall be pro-rated for the 2020 fiscal year. Your payment under the annual bonus program shall be based on the extent to which certain performance objectives established by the Board have been achieved for that year, in the sole discretion of the Board. We anticipate that the performance objectives will include a mix of Company-wide or division-wide financial goals and individual goals. You must be actively employed by the Company at the last day of the fiscal year to be eligible for an annual bonus payment for that fiscal year. Nothing contained in this Section 5 will guarantee you any specific amount of annual bonus compensation.

6.     Success Bonus. You shall be eligible to for a bonus equal to $100,000 (the “Success Bonus”) if you remain continuously employed through the earlier of the following dates (a) the date that the Company executes a substantial strategic agreement, as determined by the Board (a “Strategic Agreement”), and (b) the date on which a Change in Control (as defined below) occurs (the earliest such date being the “Vesting Date”), in either case on or before November 30, 2020. If earned, the Success Bonus will be paid to you within 15 business days after the Vesting Date. In the event that your employment with the Company terminates for any reason (or no reason) prior to the Vesting Date, or a Vesting Date does not occur by November 30, 2020, then the Success Bonus will be forfeited without further action or notice.

7.     Stock Options.

(a)     As of June 15, 2020 (the “Grant Date”), the Company will grant to you an option to purchase 845,280 shares of the Company’s common stock under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) at a strike price equal to the closing price of the Company’s common stock on the Grant Date (the “Time-Based Option”). The Time-Based Option shall vest as follows: 25% on the first anniversary of the Grant Date and 75% in equal monthly installments over the three-year period commencing on such first anniversary, with accelerated vesting with respect to 50% of any then-unvested option shares upon the Company’s execution of a Strategic Agreement, and with accelerated vesting in full in the event of a “Change in Control” (as defined under the Equity Plan). Except as specifically provided in this Section 7, the Time-Based Option shall be granted upon the terms, and subject to the conditions, of the Equity Plan and the award agreement evidencing the grant of the Time-Based Option, as provided to senior executives of the Company generally.

(b)     As of the Grant Date, the Company will grant to you an option to purchase 900,000 shares of the Company’s common stock under the Equity Plan at a strike price equal to the closing price of the Company’s common stock on the Grant Date (the “Performance-Based Option”). The Performance-Based Option shall vest as follows: (i) one-third if the Company achieves a per share closing price equal to $5.00 or more during any 10-consecutive trading days after the Grant Date but before November 30, 2020, or such later date as determined by the Board (the “Reference Date”), (ii) one-third if the Company achieves a per share closing price equal to $7.50 or more during any 10-consecutive trading days after the Grant Date but before the Reference Date, and (iii) one-third if the Company achieves a per share closing price equal to $10.00 or more during any 10-consecutive trading days after the Grant Date but before the Reference Date, in each case subject to your continued employment. In the event a Change in Control occurs before the Reference Date, any unvested portion of the Performance-Based Option shall vest in accordance with the above schedule based on the Company attaining the specified stock price immediately prior to the closing of such transaction (rather than based on a 10-consecutive trading day period). Except as specifically provided in this Section 7, the Performance-Based Option shall be granted upon the terms, and subject to the conditions, of the Equity Plan and the award agreement evidencing the grant of the Performance-Based Option, as provided to senior executives of the Company generally.

8.      Expenses and Benefits. During the Term, the Company will reimburse you for business expenses, including travel costs while travelling on Company business, in accordance with the Company’s regular policy for reimbursement of business expenses applicable to senior executive officers. As a full-time employee, you shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time.

9.     Indemnification and Insurance. The Company will indemnify you with respect to activities in connection with your employment as CEO to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

10.     Termination of Employment. The Company is excited about you joining us and looks forward to a beneficial and productive relationship. Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or advance notice. Any prior oral or written representations to the contrary are void. Notwithstanding any other provision of this Agreement, upon the termination of your employment for any reason, unless otherwise requested by the Board, you shall immediately resign from all positions that you hold with the Company and its affiliates, including the Board and the boards of directors or committees of the Company’s affiliates.

11.     Severance. You shall participate in the Company’s Severance Benefit Plan, as amended from time to time (the “Severance Plan”), subject to applicable eligibility requirements set forth in Section 3 of the Severance Plan. A copy of the Severance Plan is attached. Notwithstanding anything contained in the Severance Plan to the contrary, your “Non-CiC Severance Period”, as defined in the Severance Plan, shall be 3 months and your “CiC Severance Period”, as defined in the Severance Plan, shall be 6 months.

12.     Restrictive Covenant – Outside of CA. You agree that during the period of your employment with the Company and for a period of two (2) years thereafter, you shall not compete anywhere in the world outside the State of California with the Company to develop, sell, market, or offer to sell products that are competitive with any products being developed or sold by the Company.

13.      Additional Tax Issues. The Company hereby agrees that, for purposes of determining whether any potential parachute payment to Executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code, the non-compete set forth in Section 12 of this Agreement (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company hereby agrees to take into account the value of any reasonable compensation for personal services rendered or to be rendered by Executive before or after the change in control, including the Non-Compete Provision, and shall cooperate with Executive in good faith when valuing any such services, including the Non-Compete Provision, to minimize Executive’s excise tax under Section 4999 of the Internal Revenue Code, in each case to the extent permitted under applicable law.

14.      Miscellaneous. This Agreement, along with any other documents referenced herein, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets. This Agreement will be binding upon and will inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by New York law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New York City. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.     Conditions. Notwithstanding anything set forth herein to the contrary, your commencement of, and continued employment with, the Company is contingent upon: (a) verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within 3 calendar days after starting employment; (b) satisfactory verification of a background investigation and positive reference, and (c) you signing the Company’s standard Employee Invention Assignment and Confidentiality Agreement in a form to be provided by the Company prior to the Effective Date. Your employment may be immediately terminated by the Company if any of the above conditions are not satisfied, with any such termination to be treated as a termination by the Company for “Cause” under the Severance Plan.

(Signatures are on the following page)

Once again, I am pleased to extend this offer of employment. Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

VAXART, INC.

By:	/s/ Todd C. Davis
Todd Davis, Chair of the Compensation Committee

AGREED AND ACCEPTED:

By:	/s/ Andrei Floroiu	June 14, 2020
	Andrei Floroiu	Date

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